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                          BOOK 093 PAGE 268
                                                                 FILED
                                                        August 8, 1985
                                                                   9am
                                                           [Signature]
                                                    Secretary of State

                     Certificate of Incorporation
                                  OF
                   JACQUELINE BEAUTY PRODUCTS, INC.

       FIRST. - The name of this Corporation is JACQUELINE BEAUTY
PRODUCTS, INC.

       SECOND. - Its registered office and place of business in the State of Delaware is to be located at 410 South State Street in the City of Dover, County of Kent. The Registered Agent in charge thereof is Incorporating Services, Ltd.

       THIRD. - The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are tod
o any or all of the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:
       The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

       FOURTH. - The corporation shall be authorized to issue Three Hundred Thousand (300,000) Shares at a $.01 Par Value.

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                          BOOK S93 PAGE 269

       FIFTH. - The name and address of the incorporator is as follows: Lisa C. Harding, 410 South State Street, Dover, Delaware
19901.

       SIXTH. - The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this Corporation.

       With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this corporation.

       The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by the law or the By-laws, or by resolution of the stockholders.

       The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

       It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

       SEVENTH. - The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

       IN WITNESS WHEREOF, I have hereunto set my hand and seal this 8th day of August, A.D., 1985.

                                     /s/ Lisa C. Harding (SEAL)
                                     LISA C. HARDING